                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 13, 1994



                               HUDSON FOODS, INC.
             (Exact name of registrant as specified in its charter)



          DELAWARE                      1-9050                   71-0427616
(State or other jurisdiction         (Commission              (I.R.S. Employer
      of incorporation)              File Number)            Identification No.)



                                1225 HUDSON ROAD
                            ROGERS, ARKANSAS  72756
                    (Address of principal executive offices)


                                 (501) 636-1100
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)
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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

     Not applicable.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     Not applicable.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

     Not applicable.

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     Not applicable.

ITEM 5. OTHER EVENTS

  On October 12, 1994, Hudson entered into a five-year, cost-plus supply agreement with Boston Chicken, Inc., a franchisor and operator of food service stores specializing in complete meals featuring rotisserie roasted chicken. The agreement provides for Boston Chicken to purchase 100% of the capacity of two Hudson chicken processing plants. One plant in Dexter, Missouri will be expanded to process approximately 650,000 chickens per week and is expected to begin production for Boston Chicken in the spring of 1995. The other plant will be part of an integrated chicken processing complex to be built near Henderson Kentucky. The Henderson plant is expected to begin production for Boston Chicken in the spring of 1996, with initial production averaging 325,000 chickens per week. When the Henderson plant reaches full capacity, scheduled for 1998, its production is expected to average 1.3 million chickens per week. The Company currently processes approximately 4.3 million chickens per week.

  The Company is nearing completion of a hamburger processing plant in Columbus, Nebraska. The Burger King system has committed to purchase for a multi-year period a majority of the capacity of this facility. These sales will be made to the Burger King system at a formula price plus raw material costs.


ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS

     Not applicable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

        Not applicable.

     (B) PRO FORMA FINANCIAL INFORMATION.

        Not applicable.

     (C)  EXHIBITS.

        1. Purchase and Supply Agreement, dated October 12, 1994, between Hudson Foods, Inc. and Boston Chicken, Inc.

        2. Supplier Agreement, dated April 26, 1994, between Hudson Foods, Inc. and Restaurant Services, Inc., as purchasing agent for the Burger King System.

        3. Press Release, dated October 12, 1994.

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ITEM 8. CHANGE IN FISCAL YEAR

     Not applicable.


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                 HUDSON FOODS, INC



Dated October 13, 1994           By:  /s/ Tommy D. Reynolds
                                    -----------------------------
                                      Tommy D. Reynolds
                                      Secretary/Treasurer

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